 UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Schedule 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Filed by a party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12

Enzo Biochem, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a- 6(i)(1) and 0-11

ENZO BIOCHEM, INC.

21 Executive Blvd.
Farmingdale, New York 11735

NOTICE OF 2024 ANNUAL MEETING OF SHAREHOLDERS

To be held on January 15, 2025

To All Shareholders of Enzo Biochem, Inc.:

NOTICE IS HEREBY GIVEN that the 2024 Annual Meeting of Shareholders (the “Annual Meeting”) of Enzo Biochem, Inc., a New York corporation (“we” or the “Company”), will be held virtually over the internet using the link, www.virtualshareholdermeeting.com/ENZ2025, on January 15, 2025 at 9:00 a.m., EST, for the following purposes.

1.	To elect Steven J. Pully, Bradley L. Radoff, Jon Couchman and Kara Cannon to the Company’s Board of Directors (the “Board”) to hold office for a term ending as of our 2025 annual meeting of shareholders, and until each such director’s successor is elected and qualified;

2.	To approve, by a nonbinding advisory vote, the compensation of the Company’s Named Executive Officers (the “Advisory Proposal”);
3.	To ratify the Company’s appointment of EisnerAmper LLP to serve as the Company’s independent registered public accounting firm for the Company’s fiscal year ending July 31, 2025 (the “Auditor Proposal”);

4.	To hold an advisory vote on the frequency of holding the shareholder advisory vote to approve executive compensation (the “Frequency Proposal”); and

5.	To transact such other business as may properly come before the Annual Meeting.

Only shareholders of record as of the close of business on November 27, 2024, the date fixed by the Board as the record date for the meeting, are entitled to notice of, and to vote at, the meeting. This annual meeting will be a completely virtual meeting. There will be no physical meeting location. The meeting will be conducted via live webcast. Shareholders will have the same rights and opportunities to participate in our virtual annual meeting as they would at an in-person meeting. For more information on our virtual annual meeting, including details on how to attend the meeting, see the instructions under “Instructions for the Virtual Annual Meeting” on page 1 of this Proxy Statement.

Whether or not you plan to attend the Annual Meeting, and regardless of the number of shares of common stock (“Common Stock”) you own, please vote as soon as possible. We urge you to date, sign and return the proxy card in the envelope provided to you, or to use the telephone or Internet method of voting described on your proxy card, even if you plan to attend the Annual Meeting, so that if you are unable to attend the Annual Meeting, your shares can be voted. Any shareholder of record who submits a proxy card retains the right to revoke such proxy card by: (i) submitting a written notice of such revocation to the Chief Executive Officer of the Company so that it is received no later than 5:00 p.m., EST on January 14, 2025; (ii) submitting a duly signed proxy card bearing a later date than the previously signed and dated proxy card to the Chief Executive Officer of the Company so that it is received no later than 5:00 p.m., EST on January 14, 2025; or (iii) attending the Annual Meeting virtually and voting thereat the shares represented by such proxy card. Attendance at the Annual Meeting will not, in and of itself, constitute revocation of a completed, signed and dated proxy card previously returned. All such later-dated proxy cards or written notices revoking a proxy card should be sent to Enzo Biochem, Inc., 21 Executive Blvd., Farmingdale, NY 11735, Attention: Kara Cannon, CEO. If you hold shares of Common Stock in street name, you must contact the firm that holds your shares to change or revoke any prior voting instructions.

Please read carefully the enclosed Proxy Statement, which explains the proposals to be considered by you and acted upon at the Annual Meeting.

The Board has fixed the close of business on November 27, 2024 as the record date for the determination of holders of record of Common Stock entitled to notice of, and to vote at, the Annual Meeting. A list of shareholders of record of the Company as of the record date will remain open for inspection during the Annual Meeting until the closing of the polls thereat.

If you have any questions about the procedures for admission to the Annual Meeting, please contact Investor Relations at (631)-755-5500.

November 27, 2024	By Order of the Board of Directors,

/s/ Kara Cannon
Kara Cannon
Chief Executive Officer

ALL HOLDERS OF RECORD OF COMMON STOCK (WHETHER THEY
INTEND TO ATTEND THE ANNUAL MEETING OR NOT) ARE STRONGLY
ENCOURAGED TO COMPLETE, SIGN, DATE AND RETURN PROMPTLY THE PROXY
CARD ENCLOSED WITH THE ACCOMPANYING PROXY STATEMENT.

ENZO BIOCHEM, INC.

PROXY STATEMENT

2024 ANNUAL MEETING OF SHAREHOLDERS

To be held on January 15, 2025

This Proxy Statement is being furnished in connection with the solicitation of proxies by and on behalf of the Board of Directors (the “Board”) of Enzo Biochem, Inc., a New York corporation (“we” or the “Company”), for use at the 2024 Annual Meeting of Shareholders (the “Annual Meeting”) to be held virtually over the internet using the link, www.virtualshareholdermeeting.com/ENZ2025, on January 15, 2025 at 9:00 a.m., EST, or any adjournment or adjournments thereof. This Proxy Statement, together with the accompanying Annual Report on Form 10-K for the fiscal year ended July 31, 2024 and the Proxy Card, are first being mailed to shareholders on or about November 27, 2024. Only shareholders of record as of the close of business on November 27, 2024 are entitled to notice of, and to vote at, the Annual Meeting.

The Board may use the services of the Company’s directors, officers and other regular employees to solicit proxies personally or by telephone and may request brokers, fiduciaries, custodians and nominees to send proxies, proxy statements and other materials to their principals and reimburse them for their out-of-pocket expenses in so doing. The cost of solicitation of proxies, estimated to be no more than $25,000, will be borne by the Company. Each proxy duly executed and returned to the Company is revocable. The procedure a shareholder must follow to revoke its proxy depends on how such shareholder holds its shares. Registered holders of our Common Stock may revoke a previously submitted proxy by submitting another valid later dated proxy or by providing a signed letter of revocation to the Corporate Secretary of the Company before the closing of the polls at the Annual Meeting. Only the latest dated validly executed proxy will count. Shareholders also may revoke any previously submitted proxy by attending the Annual Meeting and voting their shares during the Annual Meeting. Note that simply attending the Annual Meeting without taking one of the above actions will not revoke a proxy. In general, shareholders holding shares in “street name” may revoke previously submitted voting instructions by submitting to their custodian another valid voting instruction or a signed letter of revocation. Shareholders holding shares in “street name” should contact their custodian for detailed instructions on how to revoke their voting instruction and the applicable deadlines.

Instructions for the Virtual Annual Meeting

The Annual Meeting will be a completely virtual meeting. There will be no physical meeting location. The Annual Meeting will be conducted via live webcast. Shareholders will have the same rights and opportunities to participate in the virtual Annual Meeting as they would at an in-person meeting.

To attend the virtual Annual Meeting, visit www.virtualshareholdermeeting.com/ENZ2025 and enter the 16-digit control number included on your proxy card or voting instruction form. The meeting will start at 9:00 a.m., EST on January 15, 2025. We encourage you to access the virtual Annual Meeting prior to the start time to familiarize yourself with the virtual platform and ensure you can hear the streaming audio. Online access will be available starting at 8:30 a.m., EST on January 15, 2025.

The virtual Annual Meeting platform is fully supported across browsers (Internet Explorer, Firefox, Chrome, and Safari) and devices (desktops, laptops, tablets and cell phones) running the most updated version of applicable software and plugins. Participants should ensure that they have a strong WiFi connection from wherever they intend to participate in the virtual Annual Meeting.

While we strongly encourage you to vote your shares prior to the virtual Annual Meeting, shareholders may also vote during the meeting. Once logged in, you will be able to vote your shares by clicking the “Vote Here!” button.

Shareholders may submit written questions once logged into the virtual Annual Meeting platform. Questions pertinent to meeting matters will be answered during the question and answer portion of the virtual Annual Meeting, subject to a time limit prescribed by the Rules of Conduct that will be posted to the virtual Annual Meeting platform on the day of the meeting. The Rules of Conduct will also provide additional information about the relevancy of questions to meeting matters.

If you encounter any difficulties accessing the virtual Annual Meeting during the check-in or meeting time, you should call the technical support number that will be posted on the virtual shareholder meeting login page.

Voting Securities and Votes Required

The Board has fixed the close of business on November 27, 2024 as the record date for determination of shareholders entitled to notice of, and to vote at, the Annual Meeting (the “Record Date”). As of the Record Date, the Company had outstanding 52,244,074 shares of Common Stock. Each share of Common Stock entitles the record holder thereof to one vote on each matter brought before the Annual Meeting. No shares of preferred stock were outstanding as of the Record Date. A majority of the outstanding shares of Common Stock, represented in person or by proxy, constitutes a quorum. Rights of appraisal or similar rights of dissenters are not available to shareholders of the Company with respect to any matter to be acted upon at the Annual Meeting.

A shareholder who abstains from voting on any or all proposals will be included in the number of shareholders present at the Annual Meeting for the purpose of determining the presence of a quorum. A “broker non-vote” will also be counted for the purpose of determining the presence of a quorum. A “broker non-vote” occurs when a beneficial owner whose shares are held of record by a broker does not instruct the broker how to vote those shares and the broker does not otherwise have discretionary authority to vote on a particular matter. Brokers are not permitted to vote shares without instructions on proposals that are not considered “routine.” Accordingly, brokers are entitled to vote on Proposal Number 3 (the ratification of the independent registered public accounting firm), which is considered a “routine” matter, but brokers are not entitled to vote on Proposal Number 1 (the Director Proposal), Proposal Number 2 (the Advisory Proposal) or Proposal Number 4 (the Frequency Proposal). In order to avoid a broker non-vote on these proposals, a beneficial owner whose shares are held of record by a broker must send voting instructions to that broker.

The election of each nominee for Director (Proposal 1), which is an uncontested election, will require the affirmative vote of the majority of the votes cast either “for” or “against” the nominee’s election by holders of shares of Common Stock present, in person or represented by proxy, at the Annual Meeting and entitled to vote on such proposal. This means that the number of votes cast “for” the nominee’s election must exceed the number of votes cast “against” their election in order for that candidate to be elected to serve as a Director of the Company. Shareholders may vote “for,” “against” or “abstain” to vote for the Director-nominee. A properly executed proxy card marked “abstain” and broker non-votes with respect to a Director-nominee will not be voted with respect to the election of that Director-nominee, although they will be counted for purposes of determining whether there is a quorum present at the Annual Meeting for the transaction of business. As a result, such votes will have no effect on the Director election since only votes “for” or “against” a nominee will be counted. An incumbent director who does not receive more votes cast “for” than “against” in his or her election in an uncontested election must tender his or her resignation to our Board, and our Board will decide, through a process managed by the Nominating/Governance Committee, whether to accept such resignation or to have such director serve on a holdover basis until a successor is appointed.

The approval of the compensation of the Company’s Named Executive Officers (Proposal 2) will require the affirmative vote of a majority of the votes cast by holders of shares of Common Stock present, in person or represented by proxy, at the Annual Meeting and entitled to vote on such proposal. Shareholders may vote “for,” “against” or “abstain” with respect to Proposal 2. While our Board intends to carefully consider the shareholder vote resulting from Proposal 2, the vote is not binding on us and is advisory in nature. Abstentions and broker non-votes will not be counted as “votes cast” and will have no effect on the outcome of the vote with respect to Proposal 2.

The ratification and approval of the Company’s appointment of EisnerAmper LLP to serve as the Company’s independent registered public accounting firm for the Company’s fiscal year ending July 31, 2025 (Proposal 3) will require the affirmative vote of a majority of the votes cast by holders of shares of Common Stock present, in person or represented by proxy, at the Annual Meeting and entitled to vote on such proposal. Shareholders may vote “for,” “against” or “abstain” with respect to Proposal 3. Abstentions and broker non-votes will not be counted as “votes cast” and will have no effect on the outcome of the vote with respect to Proposal 3. However, Proposal 3 is considered a “routine” matter and thus brokers are entitled to vote on Proposal 3 even if a shareholder does not instruct the broker how to vote. Therefore, we do not expect that there will be any broker non-votes for Proposal 3.

The advisory vote on the frequency of holding the shareholder advisory vote to approve executive compensation is non-binding, so no specific vote is required. Proposal 4 is approved by a plurality of the votes cast by the shares present at the Annual Meeting or represented by proxy and entitled to vote on Proposal 4. The frequency option receiving the greatest number of votes will be considered the frequency recommended by the Company’s shareholders. Abstentions will have no effect on this proposal, and broker non-votes will not be counted as shares entitled to vote, and, accordingly, will not affect the outcome of the vote on this proposal. While the law requires this advisory vote, the vote will not be binding on us, the Board, or the Compensation Committee. However, the views of our shareholders are important to us, and the Board and the Compensation Committee will carefully consider the outcome of the vote in determining the frequency of holding the shareholder advisory vote to approve executive compensation.

If you are a shareholder whose shares are registered directly in your name with Equiniti, our transfer agent, and you return a signed Proxy Card without giving specific voting instructions, then the individuals designated as proxy holders on the Proxy Card will vote your shares in accordance with the recommendations of the Board: (i) “FOR” Proposal 1, (ii) “FOR” Proposal 2, (iii) “FOR” Proposal 3, and (iv) “1 YEAR” for Proposal 4.

Please vote your proxy so your vote can be counted.

Company shareholders who have questions about matters to be voted on at the annual meeting or who desire additional copies of this Proxy Statement or additional proxy or voting instruction cards should contact:

Enzo Biochem, Inc.

21 Executive Blvd.

Farmingdale, New York 11735

(631)-755-5500

Attn.: Investor Relations

or

Strategic Stockholder Advisor and Proxy Solicitation Agent

745 Fifth Avenue, 5th Floor, New York, NY 10151

North American Toll-Free Phone:

+1-888-518-1554

Email: contactus@kingsdaleadvisors.com

Call Collect Outside North America: +1-917-765-1432

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS

This Proxy Statement, the form of proxy card, our 2024 Annual Report to Shareholders and our Annual Report on Form 10-K for our fiscal year ended July 31, 2024, are available to you on our website at www.enzo.com. Shareholders may also obtain a copy of these materials by writing to Enzo Biochem, Inc., 21 Executive Blvd., Farmingdale, New York 11735, Attention: Kara Cannon, Chief Executive Officer. Upon payment of a reasonable fee, shareholders may also obtain a copy of the exhibits to our Annual Report on Form 10-K for our fiscal year ended July 31, 2024.

Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

Beneficial Ownership of Principal Shareholders and Management

Set forth below is information, as of November 27, 2024, concerning stock ownership of (i) each of the Company’s named executive officers, (ii) each of the Company’s directors and director nominees, (iii) all of the Company’s executive officers and directors as a group and (iv) all persons known by the Company to beneficially own more than 5% of the Company’s Common Stock.

The percentages in the “Percent of Class” column are calculated in accordance with the rules of the SEC, under which a person may be deemed to be the beneficial owner of shares if that person has or shares the power to vote or dispose of those shares or has the right to acquire beneficial ownership of those shares within 60 days (for example, through the exercise of an option or vesting of restricted stock units). The shares shown in the table as beneficially owned by certain individuals may include shares owned by certain members of their respective families. Because of these rules, more than one person may be deemed to be the beneficial owner of the same shares. The inclusion of the shares shown in the table is not necessarily an admission of beneficial ownership of those shares by the person indicated. Except as otherwise indicated, each of the persons named has sole voting and investment power with respect to the shares shown.

Title of Class	Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(1)		Percent of Class(2)
Named Executive Officers
Common Stock	Kara Cannon	636,277	(3)	1.2%
Common Stock	Patricia Eckert	86,661	(4)	*
Common Stock	Hamid Erfanian(5)	753,460		1.4%
Directors
Common Stock	Bradley L. Radoff	4,741,517	(6)	9.1%
Common Stock	Steven J. Pully	17,730		*
Common Stock	Jon Couchman	462,237	(10)	*
Common Stock	All directors and executive officers as a group (5 persons)	5,944,422	(7)	11.4%
5% Holders
Common Stock	Harbert Management Corp	5,175,913	(8)	9.9%
Common Stock	James G. Wolf	4,942,400	(9)	9.5%

*	Represents beneficial ownership of less than 1%.

(1)	Except as otherwise noted in the footnotes to the table, all shares of Common Stock are beneficially owned and the sole investment and voting power is held by the persons named, and such persons’ address is c/o Enzo Biochem, Inc., 21 Executive Blvd., Farmingdale, NY 11735.

(2)	Based upon 52,663,207 outstanding shares of Common Stock as of the close of business on November 27, 2024, Common Stock not outstanding but deemed beneficially owned by virtue of the right of an individual to acquire shares within 60 days from November 27, 2024 is treated as outstanding when determining the amount and percentage of Common Stock owned by directors and executive officers individually and as a group.

(3)	Includes (i) 360,800 shares of Common Stock issuable upon the exercise of options that are exercisable within 60 days from November 27, 2024, and (ii) 45,065 shares of Common Stock held in the Company’s 401(k) plan.

(4)	Includes (i) 58,333 shares of Common Stock issuable upon the exercise of options that are exercisable within 60 days from November 27, 2024, and (ii) 28,328 shares of Common Stock held in the Company’s 401(k) plan.

(5)	Mr. Erfanian resigned as CEO and director of the Company on September 5, 2023. Share ownership is based on information provided by Mr. Erfanian to the Company.
(6)	Includes 430,000 shares of Common Stock held by The Radoff Family Foundation of which Mr. Radoff is deemed to be the beneficial owner. The address of Bradley L. Radoff is 2727 Kirby Drive, Unit 29L, Houston, Texas 77098.

(7)	Includes 419,133 shares of Common Stock issuable upon the exercise of options that are exercisable within 60 days from November 27, 2024. As the Company’s former CEO, Mr. Erfanian’s holdings are not included in the total for all directors and executive officers as a group.

(8)	Based solely on a Schedule 13D/A filed on October 28, 2021. The address of Harbert Management Corp is 2100 Third Avenue North, Suite 600, Birmingham, AL 35203.

(9)	Based solely on a Schedule 13D/A filed on January 23, 2023. The address of James G. Wolf is 105 Flyway Drive, Kiawah Island, SC 29455.

(10)	Includes 130,000 shares of Common Stock held by Xstelos Holdings, 40,000 shares held by Myrexis and 15,000 shares held by Couchman Family Fund, each of which Mr. Couchman is deemed to be the beneficial owner of.

  Securities Authorized for Issuance Under Equity Compensation Plans

The following table sets forth information regarding our existing equity compensation plans as of July 31, 2024:

Plan category	(A) Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans(2)
Equity compensation plans approved by security holders	2,445,600	$2.18	4,701,000
Equity compensation plans not approved by security holders	-	-	-
Total	2,445,600	$2.18	4,701,000

(1)	Shares to be issued upon exercise of options or vesting of restricted stock unit awards under the 2011 Incentive Plan.

(2)	Shares available for awards or grants under the 2011 Incentive Plan, excluding securities reflected in column (A).

Delinquent Section 16(A) Reports

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Our executive officers, directors and greater than 10% shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended July 31, 2024, all Section 16(a) filing requirements applicable to our executive officers, directors and greater than 10% stockholders were complied with.

PROPOSAL 1
ELECTION OF DIRECTORS

Board Nominees for Election at the Annual Meeting

Each of the four (4) director nominees named below, upon election, will serve for a one-year term ending at the next annual meeting of shareholders or until their successors are elected and qualified. Unless otherwise instructed, the shares represented by validly submitted proxy cards will be voted “FOR” the election of the below-listed Board nominees to serve as directors of the Company. Our management has no reason to believe that the below-listed Board nominees will not be candidates or will be unavailable for election at the date of the Annual Meeting. However, in the event that the below-listed Board nominees should become unable or unwilling to serve as directors of the Company, the proxy cards will be voted for the election of such alternate person as shall be designated by the directors of the Company in their judgment. If any alternate person is designated by the directors of the Company to serve as director-nominees, the Company will publicly notify shareholders by press release and will promptly distribute to shareholders revised proxy materials (including a revised proxy card) that (i) identify each such substitute nominee, (ii) disclose whether such substitute nominee has consented to being named in the revised proxy statement and to serve if elected and (iii) include certain other disclosure required by applicable federal proxy rules and regulations with respect to each such substitute nominee.

The total cumulative length of time that any “Outside Director” (a member of the Board who is not an officer or employee of the Company) may serve on the Board is limited to a maximum of nine, one-year terms. The term limit set forth above may be extended for up to a maximum of three additional terms if such individual is renominated by the unanimous agreement of the Board.

Biographical Information for Nominees

The names of our directors, their ages and their positions with the Company are set forth below, followed by certain other biographical information about them. All directors are elected for a one-year term, expiring at each annual meeting of shareholders:

DIRECTOR NOMINEES TO SERVE IF ELECTED AT THE

THE FISCAL 2024 ANNUAL MEETING IN 2025:

Name	Year First Became a Director
Bradley L. Radoff (age 51)	2022
Steven J. Pully (age 64)	2023
Jon Couchman (age 55)	2024
Kara Cannon (age 56)	2024

Bradley L. Radoff has been a director of the Company since January 2022. Mr. Radoff served as Chairman of the Company’s Audit Committee until October 26, 2023 and is currently a member of the Company’s Audit Committee, Nominating & Governance Committee and Compensation Committee. Mr. Radoff is a private investor and has also served as Principal of Fondren Management LP, a private investment management company, since 2005. Mr. Radoff previously served as a Portfolio Manager at Third Point LLC, a registered investment advisory firm, from 2006 to 2009. He also served as Managing Director of Lonestar Capital Management LLC, a registered investment advisory firm, from 2003 to 2004. Mr. Radoff also previously served as a director of Citadel Investment Group LLC, a global financial institution, from 2000 to 2003. Mr. Radoff has served as a director of VAALCO Energy, Inc. (NYSE:EGY), a Texas-based independent energy company, since June 2020, and Harte Hanks, Inc. (NASDAQ: HHS), a leading global customer experience company, since May 2021. Mr. Radoff previously served as a director of Support.com, Inc. (formerly NASDAQ:SPRT), a leading provider of cloud-based software and services, from June 2016 until its merger in September 2021, and Pogo Producing Company (formerly NYSE:PPP), an oil and gas exploration, development and production company, from March 2007 until the completion of its sale to Plains Exploration & Production Company in November 2007. Mr. Radoff graduated summa cum laude with a B.S. in Economics from The Wharton School at the University of Pennsylvania.

We believe that Mr. Radoff’s qualifications to serve on the Board are demonstrated by his financial and investment expertise together with his perspective as a significant shareholder of the Company.

STEVEN J. PULLY has been a director of the Company, Chairman of the Board and Chairman of the Audit Committee since October 26, 2023. Mr. Pully also became a member of the Company’s Compensation Committee and its Nominating & Governance Committee on November 21, 2023, and subsequently became Chairman of both Committees on January 31, 2024. Mr. Pully is a partner of Speyside Partners, an investment banking firm that he co-founded in May 2017. He also serves on the boards or in executive positions for various companies, including publicly-traded RumbleOn, Inc. (NASDAQ:RMBL). Previously, Mr. Pully worked for two different hedge funds and for various large investment banks. Within the past five years, Mr. Pully has served on the boards of the following public companies: VAALCO Energy (NYSE: EGY), Goodrich Petroleum, Bellatrix Exploration, Harvest Oil and Gas and Titan Energy. Mr. Pully holds active law and CPA licenses in the State of Texas, he is a Chartered Financial Analyst and he also holds various FINRA licenses.

We believe that Mr. Pully’s qualifications to serve on the Board are demonstrated by his financial, investment and legal expertise, his experience as a public company director and his experience serving in various executive leadership roles.

JON COUCHMAN became a director of the Company and member of the Company’s Audit Committee, Nominating & Governance Committee and Compensation Committee effective November 22, 2024. Mr. Couchman is the Managing Member of Couchman Management LLC, an investment management company through which he manages private investments. Mr. Couchman has served as Chairman of the Board of Xstelos Holdings, Inc. and its predecessor company Footstar, Inc., beginning February 4, 2006. Mr. Couchman became Chairman of the Board following its reorganization and successful emergence therefrom. On December 9, 2008, Mr. Couchman became Chief Wind-Down Officer of Footstar and in January 2009, was appointed President and Chief Executive Officer, and Chief Financial Officer, beginning August 2009. In his capacity as Chief Restructuring Officer, Mr. Couchman oversaw Footstar’s liquidation and distribution of its remaining assets. Subsequently, in April 2011, Mr. Couchman oversaw Xstelos’ acquisition of CPEX Pharmaceuticals, Inc., a publicly traded pharmaceutical company. Mr. Couchman has served as a Director and Chief Executive Officer of Myrexis, Inc. since January 22, 2013 and as its Chief Financial Officer since March 1, 2013. Mr. Couchman has served as a director, Chief Executive Officer and Chief Financial Officer of Affymax, Inc. since November 26, 2014. Mr. Couchman was a significant shareholder and was elected as a director of Golf Trust of America, subsequently known as Pernix Therapeutics on December 14, 2007. Golf Trust engaged in a strategic review process selling its golf course holdings and completed a reverse merger with Pernix Therapeutics on March 8, 2010. Through Couchman Capital LLC and Couchman Management LLC, Mr. Couchman has served as the general partner and investment manager of Couchman Investments LP from 2001 until present, Couchman Partners LP, private investment partnerships from 2001 until 2013 and the investment manager of Couchman International Ltd., a private partnership, from 2001 until 2013. He holds a Bachelor of Science in Finance from the California State University at Chico and received the Chartered Financial Analyst designation (C.F.A.) in 1996. He has served on several charitable boards and resides with his family in New York City.

We believe that Mr. Couchman’s qualifications to serve on the Board are demonstrated by his financial and investment expertise, his experience as a public company director and his experience serving in various executive leadership roles.

KARA CANNON became a director and Chief Executive Officer on January 31, 2024. Prior to that, she was Interim Chief Executive Officer and Chief Operating Officer and has been employed with the Company since 2011. She is responsible for strategic and tactical marketing, sales, manufacturing and general management of the operations. Ms. Cannon previously held executive positions at Pall Corporation, where she focused on commercial operations within the areas of diagnostics, biotechnology and biosciences. She has also held marketing and technical positions at Dynal Biotech (now ThermoFisher Scientific). She has had extensive experience in the marketing and selling of innovative platforms for the diagnostics markets, as well as the development and execution of strategic plans for the growth and sustainability of diagnostic-related businesses. Ms. Cannon holds a BA from Franklin and Marshall College.

We believe that Ms. Cannon’s qualifications to serve on the Board are demonstrated by her experience at Enzo and Pall Corporation and her ability with regards to commercial operations in diagnostic businesses.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF THE ABOVE-NAMED BOARD NOMINEES TO SERVE AS DIRECTORS OF THE COMPANY.

The person named as proxy intends to vote the proxies “FOR” the election of this nominee unless you indicate on the proxy card a vote “AGAINST” or “ABSTAIN” to vote with respect to the nominee. If for some reason the director nominee is unable to serve, or for good cause will not serve if elected, the person named as proxy may vote for a substitute nominee recommended by the Board. If a substitute nominee is designated, we will file an amended proxy statement that, as applicable, identifies the substitute nominees, discloses that such nominees have consented to being named in the revised proxy statement and to serve if elected, and includes certain biographical and other information about such nominees required by SEC rules.

DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES

The current directors, executive officers and key employees of the Company and its subsidiaries are identified in the table below.

Name	Age	Year Became a Director, Executive Officer or Key Employee	Position
Kara Cannon(1)	56	2018	Chief Executive Officer
Patricia Eckert(2)	47	2022	Chief Financial Officer
Brian Fisher(3)	54	2024	General Counsel, Secretary
Bradley L. Radoff	51	2022	Director
Steven J. Pully	64	2023	Director and Chairman of the Board
Jon Couchman(4)	55	2024	Director

(1)	Ms. Cannon became Chief Executive Officer effective January 31, 2024. She was Interim Chief Executive Officer from September 5, 2023 to January 31, 2024.

(2)	Ms. Eckert became Chief Financial Officer effective January 31, 2024. She was Interim Chief Financial Officer from November 14, 2022 to January 31, 2024.

(3)	Mr. Fisher joined the Company as General Counsel in May 2024 and is deemed a key employee.

(4)	Mr. Couchman joined the Board of Directors effective November 22, 2024.

Biographical Information Regarding Executive Officers and Key Employees

KARA CANNON – Please see Ms. Cannon’s biographical information above under “Director nominees to serve if elected at the Fiscal 2024 Meeting in 2025.”

PATRICIA ECKERT has served as Chief Financial Officer since January 31, 2024 and was interim Chief Financial Officer from November 14, 2022 until January 31, 2024. Ms. Eckert has been employed with the Company since 2017 in various finance roles. She is responsible for corporate finance strategy, global accounting and financial operations, SEC reporting, SOX compliance, and financial planning and analysis. Ms. Eckert previously served as accounting director at Pall Corporation, where she advanced through multiple accounting and finance roles, focusing on accounting operations, finance transformation, and project management. Prior to her tenure at Pall Corporation, Ms. Eckert served as senior accountant at a midsize accounting firm based in New York.  She is a CPA, and graduated cum laude with a BBA in accounting and an MBA in finance, both from Hofstra University.

BRIAN FISHER has served as General Counsel since May 2024 and Secretary since August 15, 2024 and is responsible for all legal matters pertaining to the Company.  Before joining the Company, Mr. Fisher served in a variety of roles within the legal department of Tenerity, Inc., including as its general counsel for the last ten years.  Prior to that, Mr. Fisher was a corporate attorney for Akin, Gump, Strauss, Hauer & Feld, LLP and Sidley Austin LLP.  Mr. Fisher holds a Juris Doctor from New York University School of Law and an A.B. degree in economics from Harvard University.

Family Relationships

There are no family relationships of first cousins or closer, among the Company’s directors and executive officers by blood, marriage or adoption.

Director Independence

Mr. Steven J. Pully, Mr. Radoff, and Mr. Couchman, qualify as “Independent Directors” under the criteria established by the New York Stock Exchange (“NYSE”). The Board has determined that each member of the Compensation Committee and the Nominating & Governance Committee is independent, as defined in the NYSE listing standards. The Board has determined that each member of the Audit Committee is independent, as defined in the NYSE’s listing standards and applicable SEC Rules and has further determined that Mr. Pully is an “audit committee financial expert,” as such term is defined under Item 407(d)(5)(ii) of Regulation S-K promulgated under the Exchange Act. The Board has also determined that each director is financially literate as required under the NYSE listing standards.

CORPORATE GOVERNANCE

Corporate Governance Review and Shareholder Engagement

The Board and management are committed to responsible corporate governance to ensure that the Company is managed for the long-term benefit of its shareholders. To that end, for the past two years, Company management and the Board Chair have conducted regular outreach to its top shareholders as part of its commitment to be responsive to shareholder concerns. During the past year, as in prior years, the Board and management have reviewed and updated, as appropriate, the Company’s corporate governance policies and practices, including the Company’s Amended and Restated By-Laws, as amended (the “By-Laws”), incorporating feedback, if appropriate, received during the course of the Company’s engagements, which have become more focused on Board and governance matters over the past year.

The Company has a variety of policies and practices to foster and maintain responsible corporate governance, including the following:

Corporate Governance Guidelines - The Board adopted Corporate Governance Guidelines, which collect in one document many of the corporate governance practices and procedures that have evolved over the years. These guidelines address the duties of the Board, director qualifications and selection process, Board operations, Board committee matters and continuing education. The guidelines also provide for annual self-evaluations by the Board and its committees. The Board reviews these guidelines on an annual basis. The guidelines are available on the Company’s website at www.enzo.com and in print by contacting Investor Relations at (631) 755-5500.

Corporate Code of Business Conduct and Ethics - The Company has a Code of Business Conduct and Ethics that applies to all of the Company’s employees, officers and members of the Board. The Code of Business Conduct and Ethics is available on the Company’s website at www.enzo.com and in print by contacting Investor Relations at (631) 755-5500.

Board Committee Charters - Each of the Company’s Audit, Compensation and Nominating & Governance Committees has a written charter adopted by the Board that establishes practices and procedures for such committee in accordance with applicable corporate governance rules and regulations. The charters are available on the Company’s website at www.enzo.com and in print by contacting Investor Relations at (631) 755-5500.

Diversity Policy - As part of the Company’s commitment to improved governance and in connection with the Company’s shareholder engagement program, the Board adopted a diversity policy in 2019. The Nominating & Governance Committee considers diversity in its evaluation of candidates for Board membership in accordance with this policy. To reflect this policy, the Nominating & Governance Committee seeks to include diverse candidates in all director searches, taking into account diversity of age, gender, race, culture, business experience, education, skills, character and judgment, including by affirmatively instructing any search firm retained to assist the Nominating & Governance Committee in identifying director candidates, to seek to include diverse candidates from traditional and non-traditional candidate groups.

Director Term Limits - The total cumulative length of time an “Outside Director” (a member of the Board who is not an officer or employee of the Company) may serve on the Board is limited to a maximum of nine one-year terms, whether consecutively or in total, plus any portion of an earlier term that such Outside Director may have been appointed to serve. The limit set forth above may be extended for up to three additional one-year terms if such individual is re-nominated by the unanimous agreement of the Board.

Director Independence Requirements

The Board believes that a majority of its members should be independent, non-employee directors. The Board adopted the following “Director Independence Standards,” which are consistent with criteria established by the NYSE, to assist the Board in making these independence determinations:

No director can qualify as independent if he or she has a material relationship with the Company outside of his or her service as a director of the Company. A director is not independent if, within the preceding three years:

●	the director was an employee of the Company;

●	an immediate family member of the director was an executive officer of the Company;

●	the director was affiliated with or employed by a present or former internal or external auditor of the Company;

●	an immediate family member of the director was affiliated with or employed in a professional capacity by a present or former internal or external auditor of the Company;

●	the director, or an immediate family member of the director, received more than $120,000 per year in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior services (provided such compensation is not contingent in any way on continued service);

●	the director, or an immediate family member of the director, was employed as an executive officer of another company where any of the Company’s executives served on that company’s compensation committee of the board of directors;

●	the director was an executive officer or employee, or an immediate family member of the director was an executive officer, of another company that made payments to, or received payments from, the Company for property or services in an amount which, in any single fiscal year, exceeded the greater of $1 million or two percent (2%) of such other company’s consolidated gross revenues;

●	the director, or an immediate family member of the director, was an executive officer of another company that was indebted to the Company, or to which the Company was indebted, where the total amount of either company’s indebtedness to the other was five percent (5%) or more of the total consolidated assets of the company for which he or she served as an executive officer; or

●	the director, or an immediate family member of the director, was an officer, director or trustee of a charitable organization where the Company’s annual discretionary charitable contributions to the charitable organization exceeded the greater of $1 million and two percent (2%) of that organization’s consolidated gross revenues.

The Board has reviewed all material transactions and relationships among each director, and any member of his or her immediate family, and the Company, its senior management and its independent auditors. Based on this review and in accordance with its independence standards outlined above, the Board has affirmatively determined that all of the non-employee directors are independent as such term is defined by the NYSE.

Board Leadership Structure and Role in Risk Oversight

Mr. Pully currently serves as the Company’s Chairman of the Board. The Company believes that having a Chairman of the Board separate from our CEO promotes effective oversight, strengthens our Board’s independent leadership, supports our commitment to enhancing shareholder value and strong governance and is the best leadership structure for the Company at this time. In addition, Mr. Pully’s deep executive management and board experience make him well-suited for the role of Chairman of the Board. Currently, the Company does not have a Lead Independent Director, as the Chair of the Board, Steven J. Pully is considered an independent director.

While the Board is responsible for overseeing the Company’s risk management, the Board has delegated many of these functions to the Audit Committee. Under its charter, the Audit Committee is responsible for discussing the Company’s major financial risk exposures, the guidelines and policies by which risk assessment and management are undertaken, and the steps management has taken to monitor and control risk exposure with management and the independent auditors. In addition to the Audit Committee’s work in overseeing risk management, the full Board regularly engages in discussions regarding the most significant risks that the Company is facing and how those risks are being managed. The Board also receives risk management updates directly from the Company’s senior management and from the chair of the Audit Committee, currently Mr. Pully. In addition, the Chairman of the Board’s deep executive management and board experience makes him well-qualified to lead the Board in assessing the various risks the Company faces. The Board believes that the work undertaken by the Audit Committee, the full Board and the Chairman of the Board, enables the Board to effectively oversee the Company’s risk management function.

Board Nomination Policies and Procedure

The Nominating & Governance Committee is responsible for identifying, evaluating and recommending candidates for election to the Board, with due consideration for recommendations made by other Board members, the CEO and other sources, including shareholders. The total cumulative length of time that any Outside Director may serve on the Board is limited to a maximum of nine, one-year terms. The term limit set forth above may be extended for up to a maximum of three additional one-year terms if such individual is renominated by the unanimous agreement of the Board. The Nominating & Governance Committee also considers the appropriate balance of experience, skills and characteristics desirable among the members of the Board to maintain a diverse Board. The independent members of the Board review the Nominating & Governance Committee candidates and nominate candidates for election by the Company shareholders. The Nominating & Governance Committee will consider candidates for election to the Board recommended by shareholders of the Company. The procedures for submitting shareholder recommendations are explained below under “Shareholder Proposals.”

Directors must also possess the highest personal and professional ethics, integrity and values and be committed to representing the long-term interests of all shareholders. Board members are expected to diligently prepare for, attend and participate in Board and applicable committee meetings. Each Board member is expected to ensure that other existing and future commitments do not materially interfere with the member’s service as a director.

The Nominating & Governance Committee also reviews whether a potential candidate will meet the Company’s independence standards and any other director or committee membership requirements imposed by law, regulation or NYSE rules.

The Nominating & Governance Committee will consider, among other factors, the following to evaluate recommended nominees:

●	the Board’s current composition, including expertise, diversity, balance of management and non-management directors;

●	independence and other qualifications required or recommended by applicable laws, rules and regulations (including NYSE requirements) and the Company’s policies and procedures; and

●	the general qualifications of potential nominees, including, but not limited to: personal integrity, loyalty to the Company and concern for its success and welfare; experience with strategy and policy setting; high-level leadership experience in business; breadth of knowledge about issues affecting the Company; an ability to work effectively with others; sufficient time to devote to the Company; and freedom from conflicts of interest.

Director candidates recommended to the Nominating & Governance Committee are subject to full Board approval and subsequent election by the shareholders. The Board is also responsible for electing directors to fill vacancies on the Board that occur due to retirement, resignation, expansion of the Board or other reasons between the annual meetings of shareholders. The Nominating & Governance Committee may retain a recruitment firm, from time to time, to assist in identifying and evaluating director candidates. When a firm is used, the Nominating & Governance Committee provides specified criteria for director candidates, tailored to the needs of the Board at that time, and pays the firm a fee for these services. Suggestions for director candidates are also received from Board members, management, shareholders and may be solicited from professional associations as well.

Board Committees

All members of each of the Company’s three standing committees - Audit, Compensation and Nominating & Governance - are required to meet the Company’s Director Independence Standards, as well as the independent director standards established by NYSE. See below for a description of the responsibilities of the Board’s standing committees.

Executive Sessions of Non-Management Directors

The Board periodically holds meetings of only the independent directors without management or other board members present.

Board Access to Independent Advisors

The Board as a whole, and each of the Board committees separately, has authority to retain and terminate such independent consultants, counselors or advisors to the Board as each shall deem necessary or appropriate.

Communications with the Board

Direct Communications - Any interested party desiring to communicate with the Board or with any director regarding the Company may write to the Board or the Secretary, c/o Office of the Secretary, Enzo Biochem, Inc., 21 Executive Blvd., Farmingdale, New York 11735. The Office of the Secretary will forward all such communications to the director(s). Interested parties may also submit an email by filling out the email form on the Company’s website at www.enzo.com. Moreover, any interested party may contact the non-management directors of the Board by emailing or asking the Board Chairman to share information with the non-management members.

Annual Meeting - The Company encourages its directors to attend the annual meeting of shareholders each year. Five of the directors then in office attended the Annual Meeting of Shareholders held in January 2024.

Meetings of the Board and its Committees

During the fiscal year ended July 31, 2024, there were 17 formal meetings of the Board, and several informal meetings. None of the directors attended less than 75% of the meetings of the Board (including committee meetings).

Currently, the Board has a Nominating & Governance Committee, an Audit Committee and a Compensation Committee.

The Nominating & Governance Committee, which includes a Succession subcommittee, had two formal meetings, the Audit Committee had four formal meetings and the Compensation Committee had four formal meetings during the fiscal year ended July 31, 2024. Each of the committees also had informal meetings.

The Audit Committee was established by and among the Board for the purpose of overseeing the accounting and financial reporting processes of the Company and audits of the consolidated financial statements of the Company as defined in Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Audit Committee is authorized to review proposals of the Company’s auditors regarding the annual audit, recommend the engagement or discharge of the auditors, review recommendations of such auditors concerning accounting principles and the adequacy of internal controls and accounting procedures and practices, review the scope of the annual audit, approve or disapprove each professional service or type of service other than standard auditing services to be provided by the auditors, and review and discuss the audited consolidated financial statements with the auditors.

The current members of the Audit Committee are Mr. Pully, Mr. Radoff and Mr. Couchman. Mr. Radoff was the Chairman from January 2022 to October 26, 2023, at which time Mr. Pully became Chairman. The Board has determined that each of the Audit Committee members is independent, as defined in the NYSE’s listing standards and applicable SEC Rules. The Board has further determined that Mr. Pully is an “audit committee financial expert,” as such term is defined under Item 407(d)(5)(ii) of Regulation S-K promulgated under the Exchange Act, and that each director is financially literate as required under the NYSE listing standards.

The Compensation Committee has the power and authority to (i) establish a general compensation policy for the officers and employees of the Company, including to establish and at least annually review executive officers’ salaries and non-equity incentive compensation plan program and levels of officers’ participation in the benefit plans of the Company, (ii) prepare any reports that may be required by the regulations of the SEC or otherwise relating to officer compensation, (iii) approve any increases in directors’ fees, (iv) grant stock options and/or other equity instruments authorized by senior executives for non-executive officers and (v) exercise all other powers of the Board with respect to matters involving the compensation of employees and the employee benefits of the Company as shall be delegated by the Board to the Compensation Committee.

The current members of the Compensation Committee are Mr. Pully, Mr. Radoff and Mr. Couchman. The Board has determined that each member of the Compensation Committee is independent, as defined in the NYSE listing standards. Mr. Pully is the current Chairman of the Compensation Committee.

The Nominating & Governance Committee has the power to recommend to the Board prior to each annual meeting of the shareholders of the Company: (i) the appropriate size and composition of the Board; and (ii) nominees: (1) for election to the Board for whom the Company should solicit proxies; (2) to serve as proxies in connection with the annual meeting of shareholders; and (3) for election to all committees of the Board other than the Nominating & Governance Committee. The Nominating & Governance Committee will consider nominations from the shareholders, provided that they are made in accordance with the By-Laws. When evaluating prospective director candidates, the Nominating & Governance Committee conducts individual evaluations against the criteria stated in the Nominating and Corporate Governance guidelines. All director candidates, regardless of the source of their nomination, are evaluated using the same criteria.

The current members of the Nominating & Governance Committee are Mr. Pully, who has been Chairman of the committee since January 2024, Mr. Radoff and Mr. Couchman. The Board has determined that each member of the Nominating & Governance Committee is independent, as defined in the NYSE listing standards.

AUDIT COMMITTEE REPORT

In connection with the preparation and filing of the Company’s Annual Report on Form 10-K for its fiscal year ended July 31, 2024:

1.	The Audit Committee reviewed and discussed the audited financial statements and related footnotes with management and EisnerAmper LLP, the current independent registered public accounting firm of the Company. Management represented to the Audit Committee that the Company’s financial statements were prepared in accordance with U.S. generally accepted accounting principles (“GAAP”);

2.	The Audit Committee discussed with EisnerAmper LLP matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) and the SEC;

3.	The Audit Committee has received the written disclosures and the letter from EisnerAmper LLP required by the applicable requirements of the PCAOB regarding EisnerAmper LLP’s communications with the Audit Committee concerning independence and has discussed with EisnerAmper LLP their independence;

4.	The Audit Committee discussed with the Company’s independent registered public accountants the overall scope and plans for its audit. The Audit Committee met with the independent registered public accountants with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality (and not merely the acceptability) of the Company’s accounting principles and financial reporting, the reasonableness of significant estimates and judgments, and the disclosures in the Company’s financial statements, including the disclosures relating to critical accounting policies. The Audit Committee held four meetings during the fiscal year ended July 31, 2024 with the independent registered public accounting firm; and

5.	Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended July 31, 2024 for filing with the SEC.

Mr. Steven Pully, Chairman

Bradley L. Radoff

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

It is the responsibility of the Nominating & Governance Committee to consider questions of possible conflicts of interest of directors and of the Company’s senior executives, which includes the consideration of all transactions required to be disclosed pursuant to the SEC’s related person disclosure requirements. In addition, the Board has a Related Persons Policy, which states that all related person transactions shall be in the best interests of the Company and, unless different terms are specifically approved or ratified by disinterested members of the Board, must be on terms that are (i) no less favorable to the Company than would be obtained in a similar transaction with an unaffiliated third party under the same or similar circumstances, or (ii) generally available to substantially all employees of the Company. In addition, if any non-material or material related person transaction relates to any executive officer or director, it must be reviewed by the Nominating & Governance Committee, who shall determine whether the transaction is in compliance with the Company’s Related Person Policy.

Enzo Clinical Labs, Inc. (“Enzo Labs”), a corporate entity with discontinued operations, leases a facility located in Farmingdale, New York from Pari Management Corporation (“Pari”). Pari is owned equally by Elazar Rabbani, Ph.D., the former Chairman and Secretary of the Company and a former director; Shahram K. Rabbani, a former officer and former director of the Company; and Barry Weiner, the former President and Treasurer of the Company, and his wife. The lease originally commenced on December 20, 1989, was amended and extended in March 2005 and October 2015 and now terminates on March 31, 2027. At the time of the execution of the lease, the non-interested members of the Board reviewed and approved the transaction in accordance with the Company’s procedures for reviewing related party transactions.

During the fiscal year ended July 31, 2024, Enzo Labs paid approximately $2,032,000 to Pari with respect to such facility and future payments are subject to cost of living adjustments.

Director Independence

The Board believes that a majority of its members are independent non-employee directors and meet the “Director Independence Standards” that the Company has adopted, which are in accordance with the NYSE Independence Standards. The Board has determined that each member of the Compensation Committee and the Nominating & Governance Committee is independent, as defined in the NYSE listing standards. The Board has determined that each member of the Audit Committee is independent, as defined in the NYSE’s listing standards and applicable SEC Rules and has further determined that Mr. Pully is an “audit committee financial expert,” as such term is defined under Item 407(d)(5)(ii) of Regulation S-K promulgated under the Exchange Act. The Board has also determined that each director is financially literate as required under the NYSE listing standards.

CODE OF BUSINESS CONDUCT AND ETHICS

The Company has adopted a Code of Business Conduct and Ethics (as such term is defined in Item 406 of Regulation S-K). The Code of Business Conduct and Ethics is available on the Company’s website at www.enzo.com, and in print by contacting Investor Relations at (631) 755-5500. The Code of Business Conduct and Ethics applies to the Company’s employees, officers and members of the Board. The Code of Business Conduct and Ethics has been designed to deter wrongdoing and to promote:

●	Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

●	Full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the SEC and in other public communications made by the Company;

●	Compliance with applicable governmental laws, rules and regulations;

●	The prompt internal reporting of violations of the Code of Business Conduct and Ethics to an appropriate person or persons identified in the Code of Business Conduct and Ethics; and

●	Accountability for adherence to the Code of Business Conduct and Ethics.

COMPENSATION OF DIRECTORS

Each Outside Director receives an annual directors’ fee of $50,000. The Chairman of the Board receives an additional annual fee of $61,000. When there was a Lead Independent Director, such Director received an additional annual directors’ fee of $25,000. Each Outside Director who serves on the Audit Committee also receives an annual fee of $10,000 and those who serve on the Compensation Committee or the Nominating & Governance Committee also receive an annual fee of $7,500. The Chairman of the Audit Committee receives an additional $20,000, the Chairman of the Compensation Committee receives an additional $15,000 and the Chairman of the Nominating & Governance Committee receives an additional $10,000. The Outside Directors receive either stock options or restricted stock units following the Annual Meeting, provided such person is a director of the Company at such time. The annual number of stock options or restricted stock units that the Outside Directors will be granted will not exceed a fair market value of $100,000 at the time of grant. Either the stock options or restricted stock units granted shall be subject to a one-year vesting period; provided that at the time any non-employee director ceases to be a director of the Company (other than due to such director’s resignation), such non-employee director’s stock options and restricted stock units will become fully vested at such time. The equity instruments are granted at the Black-Scholes value in the case of options, or at the market price of the Common Stock on the date of grant in the case of restricted stock units. Stock options have a term of up to five (5) years. The Company reimburses directors for their travel and related expenses in connection with attending meetings of the Board and Board-related activities. Independent directors may also receive additional compensation for attendance at additional meetings and for being members of a subcommittee.

Director Compensation Table

The following table sets forth the information concerning compensation earned during our fiscal year ended July 31, 2024 by our Directors, other than Mr. Couchman, who joined the Board effective November 22, 2024, and Ms. Cannon, who did not receive any compensation for serving as a director and whose compensation as an executive officer is set forth below under “Compensation of Executive Officers – Summary Compensation Table”:

Name	Fees Earned or Paid in Cash	Restricted Stock Unit Awards(1)	Total
Bradley L. Radoff	$118,750	$100,000	$218,750
Director

Steven J. Pully	$79,028	$125,000	$204,028
Director, Chairman of the Board(2)

Mary Tagliaferri, M.D.	$140,000	$—	$140,000
Former Chair of the Board(3)

Ian B. Walters, M.D.	$97,500	$—	$97,500
Former Director(4)

Elazar Rabbani	$37,500	—	$37,500
Former Director(4)

(1)	Represents the grant fair value on the respective grant dates for the fiscal year ended July 31, 2024 in accordance with accounting authoritative guidance. The assumptions used in calculating these amounts are set forth in Note 14 to the Company’s consolidated financial statements for the fiscal year ended July 31, 2024.

(2)	Steven J. Pully has been a director of the Company, Chairman of the Board and Chairman of the Audit Committee since October 26, 2023. Mr. Pully also became a member of the Company’s Compensation Committee and its Nominating & Governance Committee on November 21, 2023, and subsequently became Chairman of both Committees on January 31, 2024.

(3)	Dr. Tagliaferri served as Chair of the Board for the entire fiscal year ended July 31, 2023 and until October 26, 2023. Dr. Tagliaferri resigned from the board effective August 6, 2024. As such, Dr. Tagliaferri forfeited her restricted stock award made during the fiscal year ended July 31, 2024.

(4)	Director term ended January 31, 2024.

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

The following table sets forth summary information concerning compensation awarded to, paid to or earned by each of our named executive officers for each of the fiscal years ended July 31, 2024 and 2023.

Name and Principal Position	Year	Salary	Bonus (1)	Stock Awards(2)	Option Awards (3)	Non-Equity Incentive Plan Compensation (4)	All Other Compensation (5)	Total
Kara Cannon(7)	2024	$376,423	$-	$207,000	$78,000	300,000	$37,929	$999,352
Chief Executive Officer	2023	$298,523	$661,423	$17,010	$214,000	150,000	$30,837	$1,371,793

Patricia Eckert(8)	2024	$264,231	$-	-	$100,750	112,500	$12,559	$490,040
Chief Financial Officer	2023	$204,500	$185,000	-	$53,500	50,000	$10,559	$503,559

Hamid Erfanian(6)	2024	$192,000	$187,200	$-	$-	-	$441,200	$820,400
Former Chief Executive Officer	2023	$615,877	$1,502,488	$197,000	$321,000	-	$27,827	$2,664,192

(1)	For Mr. Erfanian, fiscal 2024 amount represents pro rata contractual bonus. For Ms. Cannon and Mr. Erfanian, fiscal 2023 amounts represent bonuses earned as a result of the Company’s entry into the previously disclosed Asset Purchase Agreement, dated March 16, 2023, as amended July 3, 2023, with Laboratory Corporation of America Holdings (the “APA”). For Ms. Eckert, fiscal 2023 amount represents $130,000 for APA bonus and $55,000 merit bonus.

(2)	For Ms. Cannon, fiscal 2024 amount represents the grant date fair value of restricted stock units on February 23, 2024, the date of grant, and fiscal 2023 amount represents the fair value of vested performance stock units that were not yet issued at the end of fiscal 2023. For Mr. Erfanian, fiscal 2023 amount represents the grant date fair value of restricted stock units on November 23, 2022.

(3)	Represents the fair market value of incentive stock option awards granted to Named Executive Officers on the date of grant, calculated in accordance with FASB ASC Topic 718 for all awards of stock options granted during the relevant fiscal year. Assumptions used in the calculation of these amounts are included in Note 14 to the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended July 31, 2024.

(4)	For fiscal 2023, represents awards under the Pay for Performance Plan for the year ended July 31, 2023 and paid in 2024. The awards under the Pay for Performance Plan for the year ended July 31, 2024 were paid in November 2024.

(5)	See the “All Other Compensation” table below for additional information.

(6)	Mr. Erfanian resigned as Chief Executive Officer effective September 5, 2023.

(7)	Ms. Cannon has served as our Chief Executive Officer since January 31, 2024. She served as our interim Chief Executive Officer from September 5, 2023 to January 31, 2024. Ms. Cannon served as Chief Operating Officer during our fiscal year ended July 31, 2023.

(8)	Ms. Eckert has served as our Chief Financial Officer since January 31, 2024. She served as our interim Chief Financial Officer from November 14, 2022 to January 31, 2024.

All Other Compensation

The following table contains information regarding each component of “All Other Compensation” in the Summary Compensation Table to the Named Executive Officers for the fiscal years ended July 31, 2024 and 2023.

Name	Year	401(k)(1)	Life Insurance(2)	Personal Use of Auto(3)	Severance(4)	Total All Other Compensation
Kara Cannon	2024	$15,000	$1,837	$21,092	-	$37,929
	2023	$13,500	$1,837	$15,500	-	$30,837

Patricia Eckert	2024	$11,250	$309	$1,000	-	$12,559
	2023	$10,250	$309	$-	-	$10,559

Hamid Erfanian	2024	$-	$-	$9,200	$432,000	$441,200
	2023	$13,500	$327	$14,000	$-	$27,827

(1)	Represents Company matches under our 401(k) plan.

(2)	Represents premiums of term policies of which the Named Executive Officer or other party is the beneficiary.

(3)	Represents car allowance.
(4)	Represents severance paid pursuant to a Separation Agreement, see below.

Employment Agreements

On September 5, 2023, the Company entered into a Separation Agreement and General Release (the “Separation Agreement”) with Hamid Erfanian, the Company’s Chief Executive Officer, which provides for Mr. Erfanian’s separation of employment, resignations from his positions as Chief Executive Officer and as a director of the Company and the payment of severance benefits as described below. Pursuant to the Separation Agreement, Mr. Erfanian’s resignations as Chief Executive Officer and as a director were effective immediately and his final date of employment with the Company was November 18, 2023 (the “Separation Date”). Pursuant to the Separation Agreement, Mr. Erfanian is entitled to the following severance benefits: (i) a payment equaling twelve (12) months of his annual base salary of $624,000, subject to standard payroll deductions and withholdings; (ii) a lump-sum payment of $187,200, representing his annual bonus; (iii) a grant of restricted shares of the Company’s common stock, in an amount equal to $1,502,488 with 50% of the restricted common stock granted as soon as reasonably practicable after September 13, 2023, and the remaining 50% granted on the earlier of July 24, 2024 and a Change in Control of the Company (as defined in Mr. Erfanian’s employment agreement with the Company); and (iv) the vesting on the Separation Date of a restricted stock unit award of 260,000 shares of the Company’s common stock and an option to purchase 700,000 shares of the Company’s common stock that were previously granted to Mr. Erfanian. The foregoing is subject to continued compliance with existing restrictive covenants under Mr. Erfanian’s employment agreement with the Company and execution of a reaffirmation.

Kara Cannon is an “at will” employee. Ms. Cannon is a party to an employment agreement, which provides for twelve months’ severance, Executive’s portion of the premium to continue health insurance, payment of an annual bonus if termination occurs subsequent to the conclusion of the fiscal year but prior to the payment of the annual bonus to which the fiscal year relates, and the annual bonus for the bonus period in which the termination occurs at the target level. Also, the agreement provides for acceleration of unvested stock awards upon a termination of her employment by the Company without cause or her resignation for “Good Reason” or a “Change in Control,” as defined in Ms. Cannon’s employment agreement. She is also entitled to a transaction bonus in the event of a change in control of the Company or the sale of an operating subsidiary.

Patricia Eckert is an “at will” employee. Ms. Eckert is a party to an employment agreement, which provides severance benefits if she is terminated by the Company without cause or resigns for “Good Reason,” as defined in Ms. Eckert’s employment agreement. The severance includes six months’ salary, Executive’s portion of the premium to continue health insurance, payment of an annual bonus if termination occurs subsequent to the conclusion of the fiscal year but prior to the payment of the annual bonus to which the fiscal year relates, and the annual bonus for the bonus period in which the termination occurs at the target level. Also, the agreement provides for acceleration of unvested stock awards upon a termination of employment without cause, with “Good Reason” or “Change in Control,” as defined in Ms. Eckert’s employment agreement.

Brian Fisher is an “at will” employee and is not a party to an employment agreement with the Company.

Benefits and All Other Compensation

We maintain broad-based benefits that are provided to all employees, including health and dental insurance, group life insurance and a 401(k) plan. Named Executive Officers and key employees are eligible to participate in our employee benefit plans. The annual Company match for our Named Executive Officers and other employees is up to $15,000 if over 50 years old.

We do not provide post-retirement health coverage to our Named Executive Officers or our employees. Our health and insurance plans are substantially the same among all management levels at the Company.

In particular circumstances, we may provide relocation allowances when executives first join us. The purpose of this program is to attract talented executives outside our geographic area. Certain Named Executives Officers and key employees are provided use of a Company-owned vehicle for business and personal use or provided a car allowance.

Severance and Change in Control Benefits

Kara Cannon and Patricia Eckert are “at will” employees but are parties to an employment agreement that provides for severance and change of control benefits and provides for the acceleration of unvested awards under certain circumstances. We have provided more information about these benefits in the description of the Employment Agreements above.

Brian Fisher is an “at will” employee and is not a party to any agreement with the Company that provides for severance or change of control benefits other than certain equity award agreements that provide for the acceleration of unvested awards upon a change of control with Board approval.

Outstanding Equity Awards at Fiscal Year End—July 31, 2024

The following table sets forth summary information regarding the outstanding equity awards made to the Named Executive Officers at July 31, 2024.

	Options awards				Stock awards
Name	Number of securities underlying unexercised options exercisable	Number of securities underlying unexercised options unexercisable (1)	Option exercise price	Options expiration date	Number of shares or units of stock that have not vested(2)	Market value of shares or units of stock that have not vested(3)
Kara Cannon	55,400	—	$2.20	2/24/25	—	—
	55,400	—	$2.63	1/11/26	—	—
	58,333	29,167	$3.36	2/11/27
	58,333	29,167	$2.98	3/24/27	—	—
	66,667	133,333	$1.97	11/23/27	—	—
	200,000	—	$2.00	5/23/29
					150,000	$171,000

Patricia Eckert	33,333	16,667	$2.21	5/26/27	—	—
	8,333	16,667	$2.33	11/14/27	—	—
	8,333	16,667	$2.29	5/26/28	—	—
	—	75,000	$1.38	2/23/29	—	—
	—	100,000	$2.00	7/24/29	—	—

Hamid Erfanian	—	—	—	—	—	—

(1)	Each option award vests in equal amounts on the first, second and third anniversaries of the award date, which was February 24, 2020 for the options granted at $2.20 per share, January 11, 2021 for the options granted at $2.63 per share, February 11, 2022 for the options granted at $3.36 per share, March 24, 2022 for the options granted at $2.98 per share, May 26, 2022 for the options granted at $2.21 per share, November 14, 2022 for the options granted at $2.33 per share, November 23, 2022 for the options granted at $1.97 per share, May 26, 2023 for the options granted at $2.29 per share, February 23, 2024 for the options granted at $1.38 per share, May 23, 2024 for the options granted at $2.00 per share, and July 24, 2024 for the options granted at $2.00 per share.

(2)	The number of unearned restricted stock units (“RSUs”) in this column is based on an award made to Ms. Cannon on February 23, 2024 as part of her employment agreement at $1.38 per share.

(3)	Calculated using the closing market price of the Company’s common stock on July 31, 2024 of $1.14 per share.

As noted in the description of employment agreements above, pursuant to his Separation Agreement, Mr. Erfanian was entitled to, among other benefits, the vesting on the Separation Date of a restricted stock unit award of 260,000 shares of Common Stock and an option to purchase 700,000 shares of Common Stock, that were previously granted to him. During fiscal year 2024, the remainder of his restricted stock unit award was issued to him. His options expired 90 days after his final date of employment.

Pay Versus Performance

As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation and certain financial performance of our Company for each of the last three completed fiscal years. In determining the “compensation actually paid” to our Named Executive Officers, we are required to make various adjustments to amounts that have previously been reported in the Summary Compensation Table in previous years, as the SEC’s calculation method for this section differs from those required in the Summary Compensation Table.

Pay Versus Performance Table

The table below presents information on the compensation of our named executive officers in comparison to certain performance metrics for 2024,2023 and 2022. The metrics are not those that the Compensation Committee of our Board uses when setting executive compensation. The use of the term “compensation actually paid” (“CAP”) is required by the SEC’s rules. Neither CAP nor the total amount reported in the Summary Compensation Table reflect the amount of compensation actually paid, earned or received during the applicable year. Per SEC rules, CAP was calculated by adjusting the Summary Compensation Table total values for the applicable years.

Year (1)	Summary Compensation Table Total for PEO Cannon (2)	Summary Compensation Table Total for PEO Erfanian (3)	Compensation Actually Paid to PEO Cannon (4)	Compensation Actually Paid to PEO Erfanian (5)	Average Summary Compensation Table Total for non-PEO Named Executive Officers (6)	Average Compensation Actually Paid to non- PEO Named Executive Officers (7)	Value of Initial Fixed $100 Investment Based On Total Shareholder Return (8)	Net (loss) income (9)
2024	$999,352	$820,400	$658,843	$413,067	$490,040	$413,732	$34.97	$(26,078,000)
2023	Not applicable	$2,664,192	Not applicable	$1,456,726	$837,676	$654,072	$45.40	$20,288,000
2022	Not applicable	2,903,167	Not applicable	2,287,967	563,023	421,349	72.70	(18,261,000)

(1)	Data presented for our last three fiscal years in compliance with Item 402(v)(8).

(2)	Represents total compensation to Kara Cannon, who was appointed as interim Chief Executive Officer on September 5, 2023 and became Chief Executive Officer in January 2024.

(3)	Represents total compensation to Hamid Erfanian, who served as our Chief Executive Officer during fiscal 2022, 2023 and during 2024 until September 5, 2023.

(4)	The dollar amounts reported in this column represent the average amount of “compensation actually paid” to Ms. Cannon, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual average amount of compensation earned by or paid to Ms. Cannon during the applicable year. The following adjustments were made to Ms. Cannon’s total compensation for fiscal 2024 to determine “compensation actually paid” in accordance with SEC regulations:

Fiscal Year	2024
Average Total from Summary Compensation Table	$999,352
(-) Grant Date Fair Value of Option Awards and Stock Awards Granted in Fiscal Year	$(285,000)
(+) Fair Value at Fiscal Year-End of Outstanding and Unvested Option Awards and Stock Awards Granted in Fiscal Year	$255,686
(+) / (-) Change in Fair Value of Outstanding and Unvested Option Awards and Stock Awards Granted in Prior Fiscal Years	$(180,973)
(+) / (-) Change in Fair Value as of Vesting Date of Option Awards and Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	$(132,222)
Compensation Actually Paid	$656,843

(5)	The dollar amounts reported in this column represent the average amount of “compensation actually paid” to Mr. Erfanian, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual average amount of compensation earned by or paid to Mr. Erfanian during the applicable year. The following adjustments were made to Mr. Erfanian’s total compensation for each year to determine “compensation actually paid” in accordance with SEC regulations:

	Adjustments to Determine CAP for PEO
Fiscal Year	2022	2023	2024
Average Total from Summary Compensation Table	$2,903,167	$2,664,192	$820,400
(-) Grant Date Fair Value of Option Awards and Stock Awards Granted in Fiscal Year	$(2,127,400)	$(518,000)	$—
(+) Fair Value at Fiscal Year-End of Outstanding and Unvested Option Awards and Stock Awards Granted in Fiscal Year	$1,512,200	$404,800	$—
(+) / (-) Change in Fair Value of Outstanding and Unvested Option Awards and Stock Awards Granted in Prior Fiscal Years	$—	$(828,066)	$—
(+) / (-) Change in Fair Value as of Vesting Date of Option Awards and Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	$—	$(266,200)	$(407,333)
Compensation Actually Paid	$2,287,967	$1,456,726	$413,067

(6)	Represents the average actual compensation paid to Kara Cannon and a former executive officer in fiscal 2022, to Kara Cannon and Patricia Eckert in fiscal 2023 and to Patricia Eckert in fiscal 2024.

(7)	The dollar amounts reported in this column represent the average amount of “compensation actually paid” to Kara Cannon and a former executive officer in fiscal 2022, Kara Cannon and Patricia Eckert in fiscal 2023 and Patricia Eckert in fiscal 2024, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual average amount of compensation earned by or paid to Kara Cannon, Patricia Eckert, and a former executive officer during the applicable year. The following adjustments were made to the Non-PEO NEO total compensation for each year to determine “compensation actually paid” in accordance with SEC regulations:

		Adjustments to Determine CAP for non-PEO NEO
Fiscal Year	2022	2023	2024
Average Total from Summary Compensation Table	$563,023	$837,676	$490,040
(-) Grant Date Fair Value of Option Awards and Stock Awards Granted in Fiscal Year	$(216,083)	$(133,750)	$(100,750)
(+) Fair Value at Fiscal Year-End of Outstanding and Unvested Option Awards and Stock Awards Granted in Fiscal Year	$170,667	$107,000	$90,049
(+) / (-) Change in Fair Value of Outstanding and Unvested Option Awards and Stock Awards Granted in Prior Fiscal Years	$(91,395)	$(126,428)	$(38,732)
(+) / (-) Change in Fair Value as of Vesting Date of Option Awards and Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	(4,863)	(30,426)	$(26,875)
Compensation Actually Paid	$421,349	$654,072	$413,732

(8)	As we have not paid dividends, cumulative TSR is calculated by dividing $100 by the last closing price in the fiscal year 2021 to obtain a hypothetical number of shares, and multiplying that number of shares by the closing price on the last trading day of the relevant measurement period.

(9)	The dollar amounts reported represent the amount of net (loss) income reflected in the Company’s audited financial statements for the applicable year. For fiscal 2023, the net income amount includes the gain on the sale of discontinued operations, net of tax, of approximately $82.6 million.

Relationship Disclosure to Pay Versus Performance Table

In accordance with rules adopted by the SEC pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we provide the following descriptions of the relationships between information presented in the Pay Versus Performance table.

Compensation Actually Paid and Cumulative TSR

During the fiscal year ended July 31, 2024, 2023 and 2022, the cumulative TSR was -65%, -55%, and -27%, respectively. Compensation actually paid during fiscal 2024 to PEO Cannon was approximately $659,000. Compensation actually paid during fiscal 2024, 2023 and 2022 to former PEO Erfanian was approximately $413,000, $1.5 million and $2.3 million, respectively.

Average compensation actually paid to the one non PEO during fiscal 2024 was approximately $414,000. Average compensation actually paid to two non PEO’s during fiscal 2023 was approximately $654,000. Average compensation actually paid to three non PEO’s in 2022 was approximately $421,000.

Compensation Actually Paid and Net Income

During the fiscal year ended July 31, 2024 2023 and 2022, net (loss) income was approximately $(26.1) million, $20.3 million, and $(18.3) million, respectively.

Compensation actually paid during fiscal 2024 to PEO Cannon was approximately $659,000. Compensation actually paid during fiscal 2024, 2023 and 2022 to former PEO Erfanian was approximately $413,000, $1.5 million, and $2.3 million, respectively.

Average compensation actually paid to the one non-PEO during fiscal 2024 was approximately $414,000. Average compensation actually paid to the two non PEO’s during fiscal 2023 was approximately $654,000. Average compensation actually paid to three non PEO’s during fiscal 2022 was approximately $421,000.

PROPOSAL 2

ADVISORY VOTE ON THE COMPANY’S NAMED EXECUTIVE

OFFICER COMPENSATION

The Exchange Act, and more specifically, Section 14A of the Exchange Act, which was added under the Dodd-Frank Wall Street Reform and Consumer Protection Act enacted in July 2010, requires that we provide shareholders with the opportunity to vote to approve, on a nonbinding advisory basis, the compensation of our Named Executive Officers as disclosed in this Proxy Statement in accordance with the SEC’s rules (commonly referred to as “Say-on-Pay”).

At our 2017 annual meeting of shareholders, a majority of our shareholders who voted supported an annual vote on our executive compensation and, in response, our Compensation Committee determined to hold an annual vote on the matter. As such, the shareholder advisory vote on executive compensation is occurring at the Company’s Annual Meeting. Proposal 4 seeks shareholder approval on a nonbinding advisory basis of the frequency of future advisory votes on the compensation of the Company’s Named Executive Officers.

At our 2023 annual meeting of shareholders, our shareholders voted (excluding abstentions and broker non-votes) against, on an advisory, non-binding basis, the compensation of our Named Executive Officers, or our advisory “Say-on-Pay” vote. Based on our shareholder outreach throughout calendar year 2024, specific feedback was received during engagement interactions with leading proxy advisory firms and shareholders on various topics, including Say-on-Pay. In light of the results of the Say-on-Pay vote and the additional feedback received through the engagement interactions, the Compensation Committee reviewed our compensation practices and considered whether our compensation structure should be changed. Areas of focus, included, but were not limited to, base salary of the CEO, non-equity bonus metrics, and equity award parameters. In connection with that review the Compensation Committee considered the following:

●	The base salary of Ms. Cannon, our current Chief Executive Officer, is significantly below that of our prior CEO, as well as the other components of her pay package;

●	The base salary of our current CEO is also below the median CEO pay from the ISS Selected Peer Group; and

●	A significant portion of Ms. Cannon’s compensation was paid pursuant to our Pay for Performance Plan, based on Company results.

●	Non-equity bonuses pursuant to our Pay for Performance Plan for fiscal year 2024 were tied to specific financial, strategic and personal goals. Achievement of financial and strategic goals accounted for 75% of the Named Executive Officers target. As a result of lower than targeted financial results, specifically for revenue, gross margin and EBITDA, the Compensation Committee reduced the amount of the non-equity bonuses awarded and paid to our Named Executive Officers in 2024 by 25% of targets set in employment contracts.

●	To align management performance to increased shareholder value, sign-on stock options granted pursuant to the Named Executive Officers 2024 employment contracts were premium priced given that the exercise price of $2.00 per share was significantly higher than the stock price at the time of the grant.

To mitigate pay risk, we also have in place a Compensation Clawback Policy which requires the recovery of certain forms of executive compensation in the case of accounting restatements resulting from a material error in an issuer’s financial statements or material noncompliance with financial reporting requirements under the federal securities laws.

Company management and the Compensation Committee Chair continue to engage actively with shareholders on our executive compensation programs and remain committed to achieving pay for performance alignment and compensation governance best practices.

We believe our compensation program for Named Executive Officers is intended to link compensation to performance; to provide competitive compensation levels to attract, retain and reward executives; and to align management’s interests with those of our clients and shareholders. The compensation provided to the Named Executive Officers is dependent on the Company’s financial, operational and strategic performance and the Named Executive Officer’s individual performance. It is intended to drive creation of long-term shareholder value.

We encourage shareholders to read the 2024 Summary Compensation Table and the other related tables and disclosure for a detailed description of the fiscal year 2024 compensation of our Named Executive Officers. The Compensation Committee and the Board believe that the compensation of our Named Executive Officers reported in this Proxy Statement appropriately reflects our results during the fiscal year.

The vote on this resolution is not intended to address any specific element of compensation; rather, the advisory vote relates to the overall compensation of our Named Executive Officers. This vote is advisory, which means that it is not binding on the Company, the Board or the Compensation Committee. However, we value the opinion of shareholders and the Board and the Compensation Committee will review the voting results and will take into account the outcome of the vote when considering future compensation decisions for the Named Executive Officers.

Accordingly, we ask our shareholders to vote on the following resolution:

“RESOLVED, that the Company’s shareholders approve, on a nonbinding advisory basis, the compensation paid to the Company’s Named Executive Officers, as disclosed in the Company’s Proxy Statement for the Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the SEC, including the Summary Compensation Table and the other related compensation tables and narrative discussion.”

THE BOARD RECOMMENDS A VOTE “FOR” SUPPORTING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected and the Board has appointed EisnerAmper LLP, an independent registered public accounting firm (“EisnerAmper”), to audit the Company’s financial statements for the fiscal year ending July 31, 2025. The Company is submitting its selection of EisnerAmper for ratification by the shareholders at the Annual Meeting. A representative of EisnerAmper is expected to be present at the Annual Meeting, will have the opportunity to make a statement and is expected to be available to respond to appropriate questions. EisnerAmper has served as our independent registered public accounting firm since April 19, 2013.

Although the selection and appointment of an independent registered public accounting firm is not required to be submitted to a vote of shareholders, the Board deems it desirable to obtain the shareholders’ ratification and approval of this appointment. If the appointment is not ratified by shareholders, then the adverse vote will be considered as an indication to the Audit Committee that it should consider selecting another independent registered public accounting firm for the following fiscal year, but the Audit Committee is not required to do so. Even if the appointment is ratified, the Audit Committee, in its discretion, may select a new independent registered public accounting firm at any time during the year if it believes that such a change would be in the Company’s best interest.

In making its recommendation to ratify the appointment of EisnerAmper as the Company’s independent registered public accounting firm for the fiscal year ending July 31, 2025, the Audit Committee has considered whether the services provided by EisnerAmper are compatible with maintaining the independence of EisnerAmper.

Principal Accountant Fees and Services

EisnerAmper billed the Company for services for fiscal years 2024 and 2023, as set forth in the table below. The fees listed are aggregate fees for services performed for the year—regardless of when the fee was actually billed and paid.

	FY 2024	FY 2023
Audit Fees	$335,000	$615,000
Audit-Related Fees	$47,250	$45,000
Tax Fees	-	-
All Other Fees	-	-
Total	$382,250	$660,000

Audit Fees—Consists of fees for professional services necessary to perform an audit or review in accordance with the Public Company Accounting Oversight Board, including services rendered for the audit of our annual consolidated financial statements and quarterly reviews of the Company’s interim consolidated financial statements.

Audit-Related Fees—EisnerAmper performed certain audit services for an employee benefit plan for which the Company is the plan sponsor; for fiscal years 2024 and 2023, these fees were $47,250 and $45,000, respectively.

Tax Fees—There were no tax fees for fiscal years 2024 and 2023.

All Other Fees—There were no other fees for fiscal years 2024 and 2023.

Pre-Approval Policies and Procedures—The Audit Committee has adopted a policy that requires advance approval of all audit, audit-related, tax services and other services performed by the independent registered public accounting firm. The policy provides for pre-approval by the Audit Committee of specifically defined audit and non-audit services.

Unless the specific service has been previously pre-approved with respect to that year, the Audit Committee must approve the permitted service before the independent auditor is engaged to perform it. The Audit Committee has delegated to the Chairman of the Audit Committee authority to approve permitted services, provided that the Chairman reports any decisions to the Audit Committee at its next scheduled meeting.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” RATIFICATION OF EISNERAMPER LLP AS THE COMPANY’S INDEPENDENT AUDITORS FOR FISCAL YEAR ENDING JULY 31, 2025.

 PROPOSAL 4

ADVISORY VOTE ON THE FREQUENCY OF THE ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

We are providing our shareholders the opportunity to cast a non-binding advisory vote on whether future non-binding advisory votes to approve the compensation of our Named Executive Officers should be conducted every one, two or three years. Our shareholders also may abstain from casting a vote on this proposal.

When this advisory vote was last held in January 2018, our shareholders indicated to us that they wished to vote every year to approve our executive compensation program for our Named Executive Officers. In consideration of this feedback, the Board determined to hold such votes on an annual basis until the next vote on the frequency of “Say on Pay” votes.

Our Board continues to recommend that our shareholders approve holding the advisory vote on the compensation of our Named Executive Officers annually. We believe that advisory votes regarding the compensation of our Named Executive Officers should be conducted every year so that our shareholders have a frequent opportunity to express their views on our executive compensation program. An annual advisory vote on the compensation of our Named Executive Officers is consistent with our objectives of engaging in regular dialogue with our shareholders on corporate governance matters, including our executive compensation philosophy, policies and programs.

This vote is advisory, which means it is non-binding on the Company, the Board or the Compensation Committee. However, the Board intends to review the voting results and consider shareholder views in connection with how often the Company should hold a say-on-pay frequency vote.

THE BOARD RECOMMENDS THAT A NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION BE HELD ANNUALLY, AND THAT SHAREHOLDERS SELECT “1 YEAR”.

OTHER MATTERS

Except as discussed in this Proxy Statement, the Board does not know of any matters that are to be properly presented at the Annual Meeting other than those stated in the Notice of Annual Meeting of Shareholders and referred to in this Proxy Statement.

If other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy card to vote thereon in accordance with their best judgment. Moreover, the Board reserves the right to adjourn or postpone the Annual Meeting for failure to obtain a quorum, for legitimate scheduling purposes or based on other circumstances that, in the Board’s belief, would cause such adjournments or postponements to be in the best interests of all shareholders.

ANNUAL REPORT

The Notice that you received in the mail contains instructions on how to access both the Company’s Annual Report to Shareholders, which includes the Company’s Annual Report on Form 10-K for its fiscal year ended July 31, 2024 and this Proxy Statement.

The Company will provide, without charge to each person being solicited by this Proxy Statement, upon request, a copy of its 2024 Annual Report to Shareholders, which includes the Company’s Annual Report on Form 10-K for its fiscal year ended July 31, 2024. Upon payment of a reasonable fee, shareholders may also obtain a copy of the exhibits to our Annual Report on Form 10-K for our fiscal year ended July 31, 2024. All such requests should be directed to the General Counsel, c/o Enzo Biochem, Inc., 21 Executive Blvd., Farmingdale, New York 11735.

ENZO WEBSITE

In addition to the information about the Company and its subsidiaries contained in this Proxy Statement, additional information about the Company can be found on our website located at www.enzo.com, including information about our management team, products and services and corporate governance practices.

The corporate governance information on our website includes the Company’s Corporate Governance Guidelines, the Code of Business Conduct and Ethics, and the charters of each of the Committees of the Board. These documents can be accessed at www.enzo.com. Printed versions of our Corporate Governance Guidelines, our Code of Conduct and the charters for our Board Committees can be obtained, free of charge, by writing to the Company at: 21 Executive Blvd., Farmingdale, New York 11735, Attn: General Counsel.

This information about the Company’s website and its content, together with other references to the website made in this Proxy Statement, is for informational purposes only, and the content of the Company’s website is not deemed to be incorporated by reference in this Proxy Statement or otherwise filed with the SEC.

SHAREHOLDER PROPOSALS

Shareholder Proposals for the 2025 Annual Meeting

Proposals of shareholders intended to be included in the Company’s Proxy Statement and form of proxy for use in connection with the Company’s 2025 Annual Meeting must be received by the Company’s Secretary at the Company’s principal executive offices at 21 Executive Blvd., Farmingdale, New York 11735, Attention: Secretary, no later than July 30, 2025 (120 calendar days preceding the one-year anniversary of the date this Proxy Statement was first mailed to our shareholders for the Annual Meeting), and must otherwise satisfy the procedures prescribed by Rule 14a-8 under the Exchange Act. It is suggested that any such proposals be submitted by certified mail with return receipt requested.

Pursuant to Rule 14a-4 under the Exchange Act, shareholder proxies obtained by our Board in connection with our Annual Meeting will confer on the proxies and attorneys-in-fact named therein discretionary authority to vote on any matters presented at such annual meeting that were not included in the Company’s Proxy Statement in connection with such annual meeting, unless notice of the matter to be presented at such annual meeting is provided to the Company’s Secretary before October 13, 2025 (the 45th day preceding the one-year anniversary of the date this Proxy Statement was first mailed to our shareholders for the Annual Meeting).

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single Notice of Annual Meeting of Shareholders (e.g., Proxy Statement) addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies.

Brokers with account holders who are shareholders may be “householding” our proxy materials. A single Notice or Proxy Statement may be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you notify your broker or the company that you no longer wish to participate in “householding.”

If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, you may (1) notify your broker, (2) direct your written request to: Enzo Biochem, Inc., 21 Executive Blvd., Farmingdale, New York 11735, Attention: Secretary. Shareholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker. In addition, we will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the annual report and proxy statement to a shareholder at a shared address to which a single copy of the documents was delivered.

Director Nominations

Under the By-Laws, shareholders intending to nominate one or more candidates for election to our Board at our 2025 Annual Shareholder Meeting may do so only if written notice of the intent to make such nomination(s) has been given timely and in proper form, either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Company, at the Company’s principal executive offices at 21 Executive Blvd., Farmingdale, New York 11735, Attention: Secretary. To be timely, such notice must be delivered to, or mailed and received at, the principal executive offices of the Company not less than ninety (90) days nor more than one hundred twenty (120) days prior to the anniversary of the Annual Meeting; provided, however, that if the date of the 2025 Annual Meeting is more than thirty (30) days before or more than sixty (60) days after the anniversary date of the Company’s 2024 Annual Meeting, notice by the shareholder to be timely must be so delivered, or mailed and received, not later than the ninetieth (90th) day prior to the 2025 Annual Meeting or, if later, the tenth (10th) day following the day on which public disclosure of the date of the 2025 Annual Meeting was first made. Such notice must contain all of the information required by the By-Laws, including, without limitation, all information that would be required in connection with such nomination(s) under the SEC’s proxy rules if such nomination were the subject of a proxy solicitation and the written consent of each nominee for election to our Board named therein to serve if elected. The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the By-Laws.

To comply with the universal proxy rules — In addition to satisfying the requirements under our By-Laws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice to the Company that sets forth the information required by Rule 14a-19 under the Exchange Act, which notice must be postmarked or transmitted electronically to us at our principal executive offices no later than sixty (60) days prior to the one-year anniversary date of the Annual Meeting (for the 2025 Annual Meeting, no later than November 16, 2025). Such notice should be delivered to the Company’s Secretary by mail as follows: Enzo Biochem, Inc., 21 Executive Blvd., Farmingdale, New York 11735, Attention: Secretary. If the date of the 2025 Annual Meeting is changed by more than thirty (30)  days from such anniversary date, however, then the stockholder must provide notice by the later of sixty (60) days prior to the date of the 2025 Annual Meeting and the tenth (10th) day following the date on which public announcement of the date of the 2025 Annual Meeting is first made.

The contents and sending of this Proxy Statement have been approved by the Board.

Dated as of the 27th day of November 2024.

ENZO BIOCHEM, INC.

/s/ Kara Cannon
Chief Executive Officer

Questions? Need Help Voting?

Please contact our Strategic Shareholder Advisor and Proxy Solicitation Agent, Kingsdale Advisors

CONTACT US:

745 Fifth Avenue, 5th Floor, New York, NY 10151

North American Toll-Free Phone:

+1-888-518-1554

Email: contactus@kingsdaleadvisors.com

Call Collect Outside North America: +1-917-765-1432

SCAN TO
VIEW MATERIALS & VOTE

ENZO BIOCHEM, INC.
21 EXECUTIVE BLVD.
FARMINGDALE, NY 11735

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on January 14, 2025 for shares held directly and by 11:59 p.m. Eastern Time on January 10, 2025 for shares held in a 401(k) Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/ENZ2025**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on January 14, 2025 for shares held directly and by 11:59 p.m. Eastern Time on January 10, 2025 for shares held in a 401(k) Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V59784-P21951 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

ENZO BIOCHEM, INC.

The Board of Directors recommends you vote "FOR" Proposals 1, 2, and 3 and "1 YEAR" for proposal 4.

Nominees:	**For**	**Against**	**Abstain**
1a. Steven J. Pully	☐	☐	☐
1b. Bradley L. Radoff	☐	☐	☐
1c. Jon Couchman	☐	☐	☐
1d. Kara Cannon	☐	☐	☐

	1 Year	**2 Years**	**3 Years**	**Abstain**
4. To recommend by an advisory vote on the frequency of holding the shareholder advisory vote to approve executive compensation (the "Frequency Proposal").	☐	☐	☐	☐

NOTE: Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, trustee, guardian, custodian or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

PLEASE VOTE TODAY!

SEE REVERSE SIDE

FOR THREE EASY WAYS TO VOTE.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

V59785-P21951

THIS PROXY IS SOLICITED ON BEHALF OF
THE BOARD OF DIRECTORS OF ENZO BIOCHEM, INC.
2024 ANNUAL MEETING OF SHAREHOLDERS

The undersigned hereby appoints Steven J. Pully as proxy, with full power of substitution, revoking all proxies previously given, and hereby authorizes him to represent and to vote, as designated on the reverse side of this form, all shares of common stock of Enzo Biochem, Inc. that the undersigned would be entitled to vote if present at the 2024 Annual Meeting of Shareholders to be held at 9:00 a.m. Eastern Time on January 15, 2025 virtually at www.virtualshareholdermeeting.com/ENZ2025, and at any adjournment or postponement thereof (the "Annual Meeting").

This proxy, when properly executed, will be voted in the manner specified on the reverse side. **IF THIS PROXY IS EXECUTED, BUT NO INSTRUCTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR" PROPOSALS 1, 2, AND 3 AND "1 YEAR" FOR PROPOSAL 4.**
The proposals are more fully described in the Proxy Statement. If a matter is not timely submitted pursuant to Rule 14a-4(c)(1), the proxy appointed in this proxy card will have discretionary authority to vote with respect to any such matter subsequently and properly raised at the Annual Meeting. Only shareholders of record as of the close of business on November 27, 2024 may vote at the Annual Meeting.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD, USING THE ENCLOSED ENVELOPE.

YOUR VOTE IS IMPORTANT - PLEASE VOTE TODAY

Continued and to be signed and dated on reverse side